Exhibit I.1(a)

This share exchange is made for the securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the issuer is located in Japan, and most of its officers and directors are residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. Furthermore, it may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

FOR IMMEDIATE RELEASE

Hitachi and Hitachi Maxell Announce

Method of Making Hitachi Maxell

a Wholly Owned Subsidiary of Hitachi (Share Exchange)

Tokyo, January 14, 2010—Hitachi, Ltd. (Takashi Kawamura, Chairman, President and Chief Executive Officer / TSE: 6501; “Hitachi”) and Hitachi Maxell, Ltd. (Yoshito Tsunoda, President and Chief Executive Officer / TSE: 6810; “Hitachi Maxell”) today announced that they have determined the method for the share exchange to make Hitachi Maxell a wholly owned subsidiary of Hitachi (the “Share Exchange”). Details of the Share Exchange including the exchange ratio, the effective date and the status following the Share Exchange, etc. will be announced when they are finalized.

1. Purpose of Making Hitachi Maxell a Wholly Owned Subsidiary via the Share Exchange

As announced in its news releases “Hitachi to Commence Tender Offer for the Shares of its Subsidiary, Hitachi Maxell” on July 28, 2009, and “Hitachi Amends ‘Hitachi to Commence Tender Offer for the Shares of its Subsidiary, Hitachi Maxell’” on August 19, 2009 (collectively the “Tender Offer News Releases”), Hitachi conducted a tender offer for the shares of Hitachi Maxell from August 20 to October 8, 2009, to make Hitachi Maxell a wholly owned subsidiary (the “Tender Offer”). As a result, as of today, Hitachi holds 90,553,354 shares of Hitachi Maxell, which corresponds to 90.98% of Hitachi Maxell’s total issued shares (99,532,133 shares as of September 30, 2009) and 94.27% of the total voting rights of Hitachi Maxell (see note).

As noted in the Tender Offer News Releases, Hitachi intends to make Hitachi Maxell its wholly owned subsidiary. In the event that Hitachi was unable to acquire all of the issued shares of Hitachi Maxell (exclusive of treasury stock held by Hitachi Maxell) via the Tender Offer, Hitachi intended to make Hitachi Maxell its wholly owned subsidiary by acquiring all the issued shares of Hitachi Maxell (exclusive of Hitachi Maxell shares held by Hitachi) by means of a share exchange, with Hitachi as the wholly owning parent company in share exchange and Hitachi Maxell as the wholly owned subsidiary in share exchange after the Tender Offer. (However, a different method was to be used if, as of a designated record date after settlement of the Tender Offer, U.S. shareholders held more than 10% of Hitachi Maxell’s common stock (calculated as per the U.S. Securities Act of 1933; the same shall apply hereinafter) and Hitachi’s obligation to submit a registration statement based on the U.S. Securities Act of 1933 arises.).

As Hitachi was unable to acquire all the issued shares of Hitachi Maxell (exclusive of treasury stock held by Hitachi Maxell) in the Tender Offer, and as of November 16, 2009, a designated record date after settlement of the Tender Offer, U.S. shareholders did not hold more than 10% of Hitachi Maxell’s common stock, Hitachi and Hitachi Maxell have determined that Hitachi Maxell will be made a wholly owned subsidiary of Hitachi via the Share Exchange.

(Note)	Calculated as the 905,533 voting rights corresponding to the Hitachi Maxell shares held by Hitachi as a percentage of the 960,595 total voting rights of Hitachi Maxell. The total number of voting rights of Hitachi Maxell corresponds to 96,059,532 shares; this is obtained by subtracting the 3,472,601 shares of treasury stock held by Hitachi Maxell as of September 30, 2009, from its 99,532,133 shares issued as of the same date. The figures were rounded to two decimal places.

The purpose of Hitachi making Hitachi Maxell its wholly owned subsidiary is outlined in the Tender Offer News Releases and Hitachi Maxell’s announcements “Announcement Concerning Expression of Opinion for Tender Offer by Hitachi Ltd., for Shares of the Company” on July 28, 2009, and “Hitachi Maxell Amends ‘Announcement Concerning Expression of Opinion for Tender Offer by Hitachi, Ltd. for Shares of the Company’” on August 19, 2009.

2. Overview of the Share Exchange

Both companies plan to implement the Share Exchange without obtaining the approval of a General Meeting of Shareholders, with Hitachi using a simplified share exchange (kani kabushiki kokan) procedure pursuant to Article 796, Paragraph 3 of the Companies Act, and Hitachi Maxell using a summary share exchange (ryakushiki kabushiki kokan) procedure pursuant to Article 784, Paragraph 1 of the Companies Act. The effective date of the Share Exchange is yet to be determined but will be by around April 2010. The effective date of the Share Exchange will be announced when it is determined.

The Share Exchange intends to deliver Hitachi shares as consideration for the Hitachi Maxell shares held by Hitachi Maxell’s shareholders other than Hitachi. The share exchange ratio for the Share Exchange will be finally determined upon consultations between Hitachi and Hitachi Maxell. In determining the consideration, which will consist of Hitachi shares; provided, however, that if fractional shares less than one (1) share are to be allotted, the sales price equivalent to such fractional shares will be distributed, to be received by the shareholders of Hitachi Maxell through the Share Exchange, Hitachi Maxell shares are expected to be evaluated to be equivalent in value to the purchase price for the Hitachi Maxell shares in the Tender Offer (¥1,740 per share).

3. Likelihood of and Reason for Delisting of Shares

Hitachi Maxell will become a wholly owned subsidiary of Hitachi as of the effective date of the Share Exchange. Hitachi Maxell shares will be delisted as of three business days prior to the effective date of the Share Exchange pursuant to the delisting standards and procedures of the Tokyo Stock Exchange and the Osaka Securities Exchange. Trading of Hitachi Maxell shares will become unavailable on the Tokyo Stock Exchange and the Osaka Securities Exchange after the delisting.

Cautionary Statement

Certain statements found in this document may constitute “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Such “forward-looking statements” reflect management’s current views with respect to certain future events and financial performance and include any statement that does not directly relate to any historical or current fact. Words such as “anticipate,” “believe,” “expect,” “estimate,” “forecast,” “intend,” “plan,” “project” and similar expressions which indicate future events and trends may identify “forward-looking statements.” Such statements are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from those projected or implied in the “forward-looking statements” and from historical trends. Certain “forward-looking statements” are based upon current assumptions of future events which may not prove to be accurate. Undue reliance should not be placed on “forward-looking statements,” as such statements speak only as of the date of this document.

Factors that could cause actual results to differ materially from those projected or implied in any “forward-looking statement” and from historical trends include, but are not limited to:

•

economic conditions, including consumer spending and plant and equipment investments in Hitachi’s major markets, particularly Japan, Asia, the United States and Europe, as well as levels of demand in the major industrial sectors which Hitachi serves, including, without limitation, the information, electronics, automotive, construction and financial sectors;

•

exchange rate fluctuations for the yen and other currencies in which Hitachi makes significant sales or in which Hitachi’s assets and liabilities are denominated, particularly against the U.S. dollar and the euro;

•	uncertainty as to Hitachi’s ability to access, or access on favorable terms, liquidity or long-term financing;

•	uncertainty as to general market price levels for equity securities in Japan, declines in which may require Hitachi to write down equity securities that it holds;

•	the potential for significant losses on Hitachi’s investments in equity method affiliates;

•	legislative and regulatory changes enacted by the new Japanese government;

•

increased commoditization of information technology products and digital media-related products and intensifying price competition for such products, particularly in the Information & Telecommunication Systems, the Electronic Devices and the Digital Media & Consumer Products segments;

•	uncertainty as to Hitachi’s ability to continue to develop and market products that incorporate new technology on a timely and cost-effective basis and to achieve market acceptance for such products;

•	rapid technological innovation;

•	the possibility of cost fluctuations during the lifetime of or cancellation of long-term contracts, for which Hitachi uses the percentage-of-completion method to recognize revenue from sales;

•	fluctuations in the price of raw materials including, without limitation, petroleum and other materials, such as copper, steel, aluminum and synthetic resins;

•	fluctuations in product demand and industry capacity;

•	uncertainty as to Hitachi’s ability to implement measures to reduce the potential negative impact of fluctuations in product demand, exchange rates and/or price of raw materials;

•	uncertainty as to Hitachi’s ability to achieve the anticipated benefits of its strategy to strengthen its Social Innovation Business;

•

uncertainty as to the success of restructuring efforts to improve management efficiency by divesting or otherwise exiting underperforming businesses and to strengthen competitiveness and other cost reduction measures;

•

general socio-economic and political conditions and the regulatory and trade environment of Hitachi’s major markets, particularly Japan, Asia, the United States and Europe, including, without limitation, direct or indirect restrictions by other nations on imports, or differences in commercial and business customs including, without limitation, contract terms and conditions and labor relations;

•	uncertainty as to the success of alliances upon which Hitachi depends, some of which Hitachi may not control, with other corporations in the design and development of certain key products;

•	uncertainty as to Hitachi’s access to, or ability to protect, certain intellectual property rights, particularly those related to electronics and data processing technologies;

•

uncertainty as to the outcome of litigation, regulatory investigations and other legal proceedings of which the Company, its subsidiaries or its equity method affiliates have become or may become parties;

•	the possibility of incurring expenses resulting from any defects in products or services of Hitachi;

•	the possibility of disruption of Hitachi’s operations in Japan by earthquakes or other natural disasters;

•	uncertainty as to Hitachi’s ability to maintain the integrity of its information systems, as well as Hitachi’s ability to protect its confidential information and that of its customers;

•	uncertainty as to the accuracy of key assumptions Hitachi uses to valuate its significant employee benefit related costs; and

•	uncertainty as to Hitachi’s ability to attract and retain skilled personnel.

The factors listed above are not all-inclusive and are in addition to other factors contained in Hitachi’s periodic filings with the U.S. Securities and Exchange Commission and in other materials published by Hitachi.

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